Exhibit 3.2
STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
COLT FINANCE CORP.
(Under Section 102 of the Delaware General Corporation Law)
          FIRST: The name of the corporation (hereinafter, the “Corporation”) is Colt Finance Corp.
          SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 19808, in the County of New Castle, and the name of its registered agent at such address is Corporation Service Company.
          THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
          FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares, all of which shall be designated Common Stock, with par value of One Thousandth of a Cent ($0.0001) per share.
          FIFTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
          SIXTH: The name and mailing address of the incorporator is as follows: Julie Albinsky, Esq., c/o Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016.
          IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 16th day of October, 2009.

/s/ Julie Albinsky
Julie Albinsky Sole
Incorporator